Exhibit 99.1

July 9, 2014

Malibu Boats, Inc. Announces Pricing of Public Offering of 4,800,000 Shares

LOUDON, Tenn., July 9, 2014 (GLOBE NEWSWIRE) — Malibu Boats, Inc. (Nasdaq:MBUU) (“Malibu Boats” or the “Company”), a leading designer, manufacturer and marketer of performance sport boats, today announced the pricing of the offering of 4,800,000 shares of its Class A Common Stock at a price to the public of $18.50 per share, which consists of 3,833,641 shares of Class A Common Stock sold by the Company and 966,359 shares of Class A Common Stock sold by certain selling stockholders (the “Selling Stockholders”). The offering is expected to close on or about July 15, 2014, subject to customary conditions.

Malibu Boats and the Selling Stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 538,252 shares and 181,748 shares, respectively, of Class A Common Stock to cover over-allotments. If exercised, all additional shares will be offered at the public offering price per share of Class A Common Stock in this offering.

The net proceeds to the Company from this offering, after deducting underwriting discounts and commissions, will be approximately $67.4 million. The Company intends to use all of the net proceeds from this offering and the underwriters’ over-allotment option, if exercised, to purchase units of Malibu Boats Holdings, LLC (the “LLC”) from the owners of membership interests in the LLC at a purchase price per unit equal to the public offering price per share of Class A Common Stock in this offering, after deducting underwriting discounts and commissions.

Raymond James and Wells Fargo Securities are acting as joint book-running managers for the offering. SunTrust Robinson Humphrey and BMO Capital Markets are acting as co-managers.

A registration statement relating to offering of the Class A Common Stock has been declared effective by the Securities and Exchange Commission (the “SEC”) (as amended, the “Registration Statement”). The offering is being made only by means of a prospectus forming part of the Registration Statement. A copy of the prospectus relating to the offering may be obtained by contacting: Raymond James, Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863 or via email at prospectus@raymondjames.com, or by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, telephone: (800) 326-5897 or via email at cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Malibu Boats, Inc.

Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements related to the anticipated public offering of shares and statements regarding the Company’s intentions regarding the use of the net proceeds from the offering. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.